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FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange
                Act of 1934, Section 17(a) of the Public Utility
               Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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1.  Name and Address of Reporting Person                 2.  Date of Event            4.  Issuer Name and Ticker or Trading Symbol
                                                         Requiring Statement
General Conference Corporation of Seventh Day Adventists  (Month/Day/Year)             LifePoint, Inc. -- LFPT
  (Last)
(First)                            (Middle)              01/21/99_____________
                                                         3.  IRS or Social Security
12501 Old Columbia Pike                                  Number of Reporting Person
                             (Street)                    (Voluntary)

Silver Spring                                            52-6037545___________
MD                              20804
(City)
(State)                              (Zip)
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 5. Relationship of Reporting Person to Issuer                      6. If Amendment, Date of Original
                     (Check all applicable)                            (Month/Day/Year)

                   ________Director       ___X_10% Owner                        N/A
                   ________Officer (give ______Other (specify
                               title below) below)


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                                    Table 1 - Non-Derivative Securities Beneficially Owned

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1.  Title of Security    2.  Amount of Securities            3.  Ownership Form: Direct (D) or     4.  Nature of Indirect Beneficial
     (Instr. 4)          Beneficially Owned                  Indirect (I) (Instr. 5)               Ownership (Instr. 5)
                         (Instr. 4)
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

Common Stock, $.001      1,035,000 shares                    D                                     N/A
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FORM 3 (continued) Table II - Derivative  Securities  Beneficially  Owned (e.g.,
puts, calls, warrants, options, convertible securities)
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

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1.Title of Derivative Security         2. Date Exercisable   3. Title and Amount of Securities
   (Instr. 4)                          and Expiration Date   Underlying Derivative Security
                                       (Month/Day/Year)      (Instr. 4)





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                                       Date       Expiration Title               Amount or
                                       Exercis-   Date                           Number of
                                       able                                      Shares
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Series A 10% Cumulative Convertible
Preferred Stock, $.001                 Any time       N/A    Common Stock        4,500,000
                                                                                 Shares
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

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4. Conversion or    5. Ownership   6. Nature of
Exercise            Form of        Indirect Beneficial
Price               Derivative     Ownership (Instr. 5)
of Derivative       Security:
Security            Direct (D)
                    or Indirect
                    (I)
                    (Instr. 5)
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$.50                D              N/A
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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.        General Conference Corporation of
                                                                                                 Seventh Day Aventists
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                                 By:  /s/  Gary B. DeBoer

Note:  File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, See Instruction 6 for procedure.
                                                                                                 Title: Associate Treasurer
                                                                                                 Date:  January 28, 1999
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